Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No.1 to Form S-4 No.333-285664) and related Proxy Statement/Prospectus of Ranger Bermuda Topco Ltd relating to its business combination with Maiden Holdings, Ltd. and Kestrel Group, LLC and to the incorporation by reference therein of our report dated March 10, 2025, with respect to the consolidated financial statements of Maiden Holdings, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, and our report dated March 10, 2025 with respect to the effectiveness of internal control over financial reporting of Maiden Holdings, Ltd. as of December 31, 2024 included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 24, 2025